Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com

October 2, 2013

Zale Corporation

901 West Walnut Hill Lane
Irving, Texas 75038

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Zale Corporation, a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 2, 2013, pursuant to the Securities Act of 1933, as amended (the “Act”). This Registration Statement relates to the offering by the selling stockholder named in Registration Statement, from time to time, of up to 11,064,684 shares (the “Shares”) of common stock of the Company, par value $0.01 per share, issuable upon exercise of warrants (“Warrants”) held by the selling stockholders.

As counsel to the Company, we have examined the relevant corporate and other documents, and made such other examinations of matters of law and of fact as we have considered appropriate or advisable for purposes of this opinion. In our examination, we have assumed (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof; (iii) the legal capacity of natural persons; and (iv) the genuineness of signatures not witnessed by us.

Based upon the foregoing, and subject to all of the other assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the provisions of the Warrants, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal law of the United States of America and the Delaware General Corporation Law (including the relevant statutory provisions, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We further consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is being furnished to you at your request in accordance with the requirements of Item 601 of Regulation S-K.  This opinion is limited to the matters herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is effective as of the date hereof and we hereby expressly disclaim any obligation to supplement this opinion for any changes which may occur hereafter with respect to any matters of fact or law addressed herein.

Very truly yours,

/s/ Troutman Sanders LLP
Troutman Sanders LLP

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